Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into as of July 1, 2020 (the “Effective Date”), by and between MacroGenics, Inc., a Delaware corporation, together with its successors and assigns (the “Employer” or “Company”), and Stephen L. Eck (“Executive”).
In consideration of the promises and the respective undertakings of Employer and Executive set forth below, Employer and Executive hereby agree as follows:
1.    Employment. Employer hereby employs Executive, and Executive hereby accepts such employment and agrees to perform services for Employer, for the period and on the other terms and subject to the conditions set forth in this Agreement.
2.    Employment at Will. Executive is employed “at-will” which means that Executive’s employment is not for any defined term and may be terminated by either Executive or the Company at any time, with or without cause, for any or no reason, subject to the notice provisions herein.
3.    Position and Duties.
3.01.    Service with Employer. Employer hereby employs Executive in an executive capacity with the title of Chief Medical Officer & Sr. VP, Clinical Development (“Title”) reporting directly to the President and Chief Executive Officer (“CEO”), and Executive hereby accepts such employment and undertakes and agrees to serve in such capacity. Subject to the overall policy directives of the Board of Directors (the “Board”), CEO, and applicable law, in Executive’s capacity as, Chief Medical Officer Executive shall have such powers, perform such duties and fulfill such responsibilities as are typically associated with such position in other similarly situated companies.
3.02.    Performance of Duties. Executive agrees to: (i) devote substantially all of Executive’s business time, attention and efforts to the business and affairs of Employer while employed; and (ii) adhere to all Employer’s written employment policies and procedures as shall be in force from time to time. Executive shall perform Executive’s duties primarily at the Company’s headquarters in Rockville, Maryland, but is expected to travel as Company business necessitates.
3.03.    Outside Activities. During the term of Executive’s employment with the Company pursuant to this Agreement, Executive shall not: (i) accept other employment; (ii) render or perform services for compensation to any Person (as hereinafter defined) other than Employer and its Affiliates (as defined below); (iii) serve as an officer or on the board of directors (or similar governing body) of any entity other than Employer or an Affiliate of Employer, whether or not for compensation; or (iv) engage in any other business enterprise or activity without prior approval from the CEO and Board of Directors. Executive may engage in personal investments without disclosure to or written approval from the Board provided (1) such investment is passive and Executive is not required or expected to, and does not, serve as a board member, advisor or consultant, (2) at all times Executive owns beneficially less than 5 % of the outstanding securities of any issuer, and (3) and such personal investment shall not otherwise interfere with Executive’s performance of duties hereunder and/or the other provisions of this Agreement or any other of Executive’s written agreements with Employer. Executive may engage in charitable and community activities without disclosure to or written approval from the Board provided such activities do not interfere with Executive’s responsibilities, duties and obligations to Employer. Nothing herein is intended to limit or waive Executive’s fiduciary duties.

3.04.    Executive Representations. Executive represents that Executive is not subject to any restrictive covenant, confidentiality, or any other agreement that would interfere in any way with Executive’s employment with Employer.
4.    Compensation.
4.01.    Base Salary. Employer shall pay to Executive an annual base salary for all services to be rendered by Executive under this Agreement (the “Base Salary”), which Base Salary shall be paid in accordance with Employer’s normal payroll schedule, procedures and policies (which schedule, procedures and policies may be modified from time to time) and subject to applicable deductions as required by law. As of the date hereof, the Base Salary is $_480,000. Employer shall review Executive’s salary on an annual basis and may, in its discretion, consider and declare from time to time increases in the Base Salary.
4.02.    Annual Bonus. Executive shall also be eligible to receive, in addition to the Base Salary, an annual bonus (“Bonus”) having a target amount equal to a percent of Executive’s Base Salary (“Target Bonus”). The Target Bonus will be determined by the Compensation Committee of the Board (the “Compensation Committee”) from time to time based on Executive’s position and title. The actual dollar amount of any Bonus payable for any particular year will be determined by the Compensation Committee in its discretion taking into account the Company’s performance and Executive’s individual performance. In order to receive a Bonus, Executive must be employed by Employer on the date the Bonus is paid, except as set forth below in Section 5.03 or Section 5.04.
4.03.    Participation in Benefit Plans. Executive shall be entitled to participate in all employee benefit plans or programs offered to other senior executives from time to time (to the extent that Executive meets the requirements for each such plan or program), including participation in any health insurance plan, disability insurance plan, dental plan, eye care plan, 401(k) plan, life insurance plan, or other similar plans (all such benefits, the “Benefit Plans”), in accordance with the terms and conditions of such Benefit Plans in effect from time to time.
4.04.    Expenses. Employer shall reimburse Executive for all ordinary and necessary business expenses reasonably incurred by him in the performance of Executive’s duties under this Agreement, subject to the presentment and approval of appropriate itemized expense statements, receipts, vouchers or other supporting documentation in accordance with Employer’s normal policies for expense verification in effect from time to time.
4.05.    Vacation. Executive shall be entitled to twenty (20) vacation days per calendar year, accruing in accordance with the Company’s vacation policy. Executive may carry over up to a maximum of 200 hours of annual leave at any time, and any unused vacation time beyond that will be forfeited.
4.06.    Total Compensation. Other than as may be approved by the Compensation Committee or Board, Executive shall not receive any other compensation or benefits from the Company other than as provided in this Agreement.
5.    Termination and Payments Upon Termination.
5.01.    Voluntary Resignation without Good Reason. Executive may terminate Executive’s employment by providing Employer with 30 days’ advance written notice. Employer may waive some or all of such notice period and accelerate the Termination Date, or request that Executive not report to work for some of all such notice period notice, neither of which will be deemed a termination by Employer or a Good Reason event. If Executive terminates Executive’s employment (other than for Good Reason (as defined below) or by reason of death or Disability (as defined below)): (i) Employer shall pay to Executive the Accrued Obligations (as defined below), (ii) Executive’s participation in the Benefit Plans shall terminate as of the Termination Date, and (iii) Employer shall have no other obligations to Executive under this Agreement, other than those provided in this Section 5.01.
a)    For purposes of this Agreement, “Accrued Obligations” means: (i) Executive’s earned and unpaid Base Salary through the Termination Date; (ii) reimbursement for any reimbursable business expenses incurred by Executive through the Termination Date in accordance with Section 4.05; and (iii) Executive’s accrued but unused vacation time as of the Termination Date. The amounts payable hereunder shall be paid no later than sixty (60) days following Executive’s Termination Date.
b)    For purposes of this Agreement, “Termination Date” means: the effective date of Executive’s “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
5.02.    Termination by Employer For Cause. Employer may terminate Executive with or without Cause upon written notice to Executive. If Executive is terminated for Cause: (i) Employer shall pay to Executive the Accrued Obligations, (ii) Executive’s participation in the Benefit Plans shall terminate as of the Termination Date, and (iii) Employer shall have no further obligations to Executive under this Agreement, other than those provided in this Section 5.02. For purposes of this Agreement, “Cause” means: (a) Executive’s failure to substantially perform Executive’s duties with the Company (if Executive has not cured such failure to substantially perform, if curable, within thirty (30) days after Executive’s receipt of written notice thereof from the Board that specifies the conduct constituting Cause under this clause (a)); (b) Executive’s willful misconduct, or gross negligence in the performance of Executive’s duties hereunder; (c) the conviction of Executive, or the entering by Executive of a guilty plea or plea of no contest with respect to, any crime that constitutes a felony or involves fraud, dishonesty or moral turpitude; (d) Executive’s commission of an act of fraud, embezzlement or misappropriation against the Company; (e) Executive’s material breach of the fiduciary duty owed by Executive to Company; (f) Executive’s engaging in any improper conduct (including conduct that occurred within ten (10) years prior to the date of this Agreement that has not been previously disclosed to the Company) that has or is likely to have an adverse economic or reputational impact on the Company; (g) Executive engaging in sexual or other harrasment in the workplace or with respect to any employees, consultants, customers, vendors or business relations of Employer and its Affiliates or violating any Company policies regarding harrasment; or (h) Executive’s material breach of this Agreement (if Executive has not cured such breach, if curable, within thirty (30) days after Executive’s receipt of written notice thereof from the Board that specifies the conduct constituting Cause under this clause (h)).
5.03.    Termination by Employer Without Cause or by Executive for Good Reason. If Executive is terminated by Employer without Cause or by Executive for Good Reason: (i) Employer shall pay to Executive the Accrued Obligations, (ii) Executive shall be entitled to receive the Severance Benefits (as defined below in Section 5.05 and subject to the conditions described therein and in Section 5.06), (iii) Employer shall pay to Executive any earned, but unpaid, bonus obligation relating to the prior fiscal year payable at the same time as bonuses are paid to the senior management team (but not later than March 15 of the calendar year following the year for which the bonus is payable), and (iv) Employer shall have no further obligations to Executive under this Agreement, other than those provided in this

Section 5.03. Executive’s rights to the Severance Benefits under this Agreement shall be in lieu of, and not in addition to, any severance under any other policy, plan or arrangement of Employer. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events (without Executive’s consent):
i.    a material adverse change in Executive’s functions, duties, or responsibilities as Chief Medical Officer & SVP with the Company, which change would cause Executive’s position to become one of materially lesser responsibility, importance, or scope;
ii.    a material change in the geographic location at which Executive must perform services to the Company of 50 miles or more from the Company’s headquarters in Rockville, Maryland (unless Executive is permitted to telecommute rather than work at the Company’s new headquarters); or
iii.    a material breach of this Agreement by the Company.
Notwithstanding the foregoing, (1) no such event shall constitute “Good Reason” unless (a) Executive shall have given written notice of such event to the Company within ninety (90) days after the initial occurrence thereof, (b) the Company shall have failed to cure the condition constituting Good Reason within thirty (30) days following the delivery of such notice (or such longer cure period as may be agreed upon by the parties), and (c) Executive terminates employment within thirty (30) days after expiration of such cure period, and (2) there shall not be “Good Reason” under clause (i) above if the Company puts Executive on a paid leave of absence or similar arrangement in order to investigate whether there has been a “Cause” event as long as the Board has determined in good faith that such investigation is warranted.
5.04.    Termination by Employer due to Executive’s Death or Disability. If Executive’s employment is terminated by reason of death or Disability (as defined below): (i) Employer shall pay to Executive the Accrued Obligations, (ii) Employer shall pay to Executive any earned, but unpaid, bonus obligation relating to the prior fiscal year payable at the same time as bonuses are paid to the senior management team (but not later than March 15 of the calendar year following the year for which the bonus is payable), (iii) Executive’s participation in the Benefit Plans shall terminate as of the Termination Date (except to the extent Executive is eligible for continued disability benefits under the applicable Employer plan), and (iv) Employer shall have no further obligations to Executive under this Agreement, other than those provided in this Section 5.04. For purposes of this Agreement, “Disability” means Executive being determined to be totally disabled by the Social Security Administration or Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.
5.05.    Severance Benefits: “Severance Benefits” means:
a)     The payment to Executive of the Severance Amount in substantially equal installments over one year (with the first payment commencing on the first payroll date that occurs at least 28 days following the Termination Date), in accordance with Employer’s normal payroll practices (“Severance Period”). If the Executive’s termination occurs as of or in the twelve (12) months following a Change of Control, then “Severance Amount” means (i) one year of Executive’s then-current Base plus (ii) the Target Bonus multiplied by the Executive’s then-current Base Salary. If the Executive’s termination occurs prior to, or more than twelve (12) months following, a Change of Control, then “Severance Amount” means one year of Executive’s then-current Base Salary.
b)    The continuation of Executive’s participation in the Company’s medical, dental, and vision benefit plans at the same premium cost to Executive as charged to Executive immediately prior to the Termination Date for a period of twelve (12) months immediately following the Termination Date, or if earlier, until Executive obtains other employment which provides the same type of benefit; provided, however, that (i) it is understood and agreed that such continued medical, dental and vision benefits may at the election of the Company be provided by Executive electing the continuation of such coverage pursuant to COBRA with the Company reimbursing Executive for COBRA premiums to the extent required so that Executive’s premium cost for the coverage in effect for Executive prior to the Termination Date is substantially the same as immediately prior to the Termination Date, and (ii) if the Company determines, in its reasonable judgment, that providing medical, dental, and/or vision benefits in accordance with the preceding provisions of this Section 5.05(b) would result in a violation of applicable law, the imposition of any penalties under applicable law, or adverse tax consequences for participants covered by the Company’s medical, dental, and/or vision plans, the Company may terminate such coverage (or reimbursement) with respect to Executive and instead pay to Executive taxable cash payments at the same time and in the same amounts as the Company would have paid as premiums (or as COBRA premium reimbursements) to provide such coverage.
c)    If the Termination Date occurs upon or within one year after the occurrence of a Change in Control, each stock option granted by the Company to Executive that is outstanding as of the Termination Date and is not fully vested as of the date of the Termination Date shall, as of the date Executive provides the Company with the Irrevocable Release (as defined below) provided for in Section 5.06 (but only if the Irrevocable Release is provided within the 60 day period provided for by Section 5.06), become vested with respect to 100% of the shares with respect to which the stock option is not vested as of the Termination Date; provided, however that in no event shall any such option vest to the extent the option has expired prior to the date Executive provides the Company with the Irrevocable Release. For the avoidance of doubt, in the event that any of Executive’s unvested stock options are to be terminated in connection with a Change of Control, Executive shall nonetheless be entitled to the accelerated vesting described in and subject to the conditions of this clause (c).
(1)    For purposes of this Agreement, “Change of Control” means, and shall be deemed to have occurred, if:
a.    any Person, excluding employee benefit plans of the Company or any of its Affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which Rules shall apply for purposes of this clause (a) whether or not the Company is subject to the Exchange Act), directly or indirectly, of Company securities representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities (“Voting Power”);

b.    the Company consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined Voting Power immediately after such Fundamental Transaction of (i) the Company’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;
c.    the stockholders of the Company approve a plan of complete liquidation or windingup of the Company or the consummation of the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets; or
d.    during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period or whose appointment, election or nomination was previously so approved or recommended) cease for any reason to constitute at least a majority of the Board.

5.06    Required Delivery of Irrevocable Release; Compliance with Section 6 Obligations. Notwithstanding the provisions of Section 5.05, as a condition to entitlement to the Severance Benefits, Executive must provide to the Company an Irrevocable Release (as defined below) not later than the twenty-first (21st) day after the Date of Termination (or such later deadline as is specified by the Employer), and any statutory period pursuant to which Executive may revoke such release, as set forth in the Irrevocable Release, has lapsed without any such revocation. The Severance Benefits will not be paid or provided until the Irrevocable Release has been executed and delivered and the revocation period lapsed without revocation, and any Severance Benefits otherwise payable with respect to such waiting period shall be paid or provided with the first payment following the end of such waiting period. “Irrevocable Release” means a confidential separation agreement and release of claims, in form and substance substantially similar to the attached Exhibit A, that has been executed by Executive, delivered to the Company, and become irrevocable by Executive. In addition, in the event that Executive breaches the obligations under Section 6 at any time during the Severance Period, Executive will cease to be entitled to any further Severance Benefits.
6.    Promises and Covenants Regarding Confidential Information and Goodwill; Inventions and Assignment; Restrictive Covenants.

6.01.    Confidential Information and Goodwill. In consideration of Executive’s promises and covenants contained in this Agreement, including Executive’s promise and covenant not to disclose Confidential Information (as defined below), Employer will provide Executive with Confidential Information. In further consideration of Executive’s promises and covenants contained in this Agreement, including Executive’s promise and covenant to utilize the Goodwill (as defined below) exclusively for the benefit of Employer, Employer will allow Executive to receive Confidential Information concerning the Company’s customers, labs, vendors and employees and, to the extent required to fulfill Executive’s duties, the Company will permit Executive to represent the Company on its behalf with such persons. To the extent that Executive’s duties involve sales or customer relations, the Company will permit Executive to utilize the Goodwill in Executive’s sales efforts and will provide sales support to Executive similar to that which it provides to its sales representatives.
6.02.    Duties. While employed by Company, Executive shall perform the duties required of Executive hereunder and shall devote Executive’s best efforts and exclusive business time, energy and skill to performing such duties; not make any disparaging remarks regarding Company to any person with whom Company has business relations, including any employee or vendor of Company; use the Goodwill solely for the benefit of Company; and not interfere in such Goodwill.
6.03.    Non-Disclosure Obligation. Executive will not at any time or in any manner, whether during or after the termination of employment, for any reason whatsoever (other than as required for the performance of Executive’s authorized employment duties to Company), directly or indirectly disclose or make accessible to any person or entity (both commercial and non-commercial) any of the trade secrets, proprietary, technical and/or confidential business information concerning the Company and its affiliates (“Confidential Information”), including: its research and development activities, including results and insights; biological materials, products, designs, prototypes, methods, techniques, systems, processes, and technical specifications; inventions (whether patentable or not), show-how and know-how; potential or actual collaborations, partnerships or other arrangements with third parties; regulatory and marketing plans, proposals and strategies; pricing and costing policies; sales; customer and supplier lists and accounts; employee information; nonpublic financial information of the Company; or information received by the Company from others under an obligation of confidentiality. This restriction shall not apply to: (i) information that is in the public domain through no fault of the Executive; (ii) information approved for release by written authorization of the Company but only to the extent of such authorization; or (iii) information to the extent required by law or an order of any court, agency or proceeding to be disclosed, provided that the Executive shall provide the Company with prompt notice of such disclosure so that the Company may seek an appropriate protective order or other relief and the Executive shall cooperate with the Company in any efforts by the Company to obtain a protective order or any other appropriate remedy restricting the disclosure. In addition, under the U.S. Defend Trade Secrets Act (18 U.S.C. Section 1833(b)(1)), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive shall comply with Company’s policies pertaining to the management and protection of Confidential Information, as may be updated from time to time.
6.04.    Company Property. The Executive agrees that during Executive’s employment with the Company, the Executive shall not use or permit to be used any Company Property (as hereinafter defined) otherwise than for the purpose of performing services pursuant to Executive’s employment with the Company. The term “Company Property” shall include all Company Confidential

Information, notes, memoranda, files, reports, lists, agreements, records, drawings, sketches, designs, specifications, software programs, software codes, data, computers, network infrastructure, supplies, equipment (including lab equipment), assays, biological materials, cellular telephones and other devices, credit and/or calling cards, keys, access cards, all means of access to any account, database, or computer system of the Company (whether personal to the Executive or public, published or unpublished, standard or backdoor, including all account names, passwords, access codes, unique personal identification numbers, any code kept secret and any other means allowing employee access to Company data or documentation), documentation or other materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business or reasonably anticipated business of the Company and its affiliates or concerning any of its dealings or affairs and any other Company property in Executive’s possession, custody or control. The Executive further agrees that Executive shall not, after the termination of Executive’s employment with the Company, possess, use or permit others to possess or use any such Company Property. The Executive acknowledges and agrees that all Company Property shall be and remain the sole and exclusive property of the Company. At any time and from time to time upon the request of the Company, the Executive shall deliver immediately to the Company all or any part of the Company Property in Executive’s possession, and all copies thereof (including electronic copies), specified by the Company in such request. In addition, immediately upon the termination of Executive’s employment with the Company, the Executive shall deliver to the Company all Company Property in Executive’s possession, and all copies thereof (including electronic copies). Upon request, Executive shall deliver to Company a signed certification stating that Executive has complied with the terms of this Section 6.04.
6.05.    Assignment of Inventions.
a)    The Executive expressly agrees to assign and does hereby assign to Company Executive’s entire right, title, and interest in and to any designs, developments, trade secrets, technical specifications and technical data, methods, techniques, systems, processes, know-how and show-how, customer and supplier lists, marketing plans, pricing policies, inventions, concepts, ideas, works of authorship, expressions, discoveries, documentation, formulas, software, and improvements, derivatives, or modifications in any of the foregoing, (whether or not patentable or registerable under copyright, trademark or similar statutes, or subject to analogous protection) authored, created, made, conceived and/or reduced to practice, in whole or in part by the Executive, solely or jointly with others, during Executive’s employment with the Company (or initiated during Executive’s employment and substantially completed during the six (6) months following Executive’s termination of employment for any reason), and which (i) relate to or arise out of Executive’s employment with the Company or the business or reasonably anticipated business of the Company, (ii) are developed using the Company Property, or (iii) are based on or derived from the Company Confidential Information (collectively, “Inventions”) together with all intellectual property rights in and to such Inventions throughout the world, in each case, free and clear of any liens and other encumbrances and without reservations of any kind. The Executive agrees that all Inventions consisting of copyrightable subject matter are “works made for hire” as defined in in the Copyright Act of 1976 (17 U.S.C. §101), as amended) and therefore the copyrights in such Inventions are solely owned by the Company. Executives waives any and all moral rights in or with respect to the Inventions that Executive may retain under law despite the foregoing assignment.
b)    The Executive agrees that Executive will promptly disclose to the Company any and all Inventions, and that during the Executive’s employment or at any time thereafter, upon request of the Company, the Executive will sign, execute and deliver any and all documents or instruments, including applications, registrations, oaths, declarations, affidavits, invention assignments and copyright assignments, and will take any other action which the Company shall deem necessary to (i) procure or register trademark, copyright or patent rights with respect to Inventions, or to otherwise protect the Company’s intellectual property and proprietary interests, (ii) enforce or defend Company’s intellectual property rights in and to such Inventions, or (iii) perfect or demonstrate the Company’s ownership of such Inventions and any intellectual property rights in and to such Inventions. The Company agrees to pay reasonable fees and expenses or other costs incurred by the Executive for any assistance rendered to the Company pursuant to this Section 6.05(b).
c)    In the event the Company is unable, after reasonable effort, to secure the Executive’s signature on any document required for the filing, prosecution or granting of an application (whether foreign or domestic) for patent, copyright or other analogous protection relating to the Inventions, whether because of the Executive’s physical or mental incapacity, inability to locate Executive, failure of Executive to respond to reasonable requests or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officer and agent as the Executive’s agent and attorney-in-fact (which designation and appointment is irrevocable and shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in the Executive’s behalf and stead to execute and file any such documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or other analogous protection in the name of the Company with the same legal force and effect as if executed by the Executive.
d)    The Executive’s obligation to assign Inventions shall not apply to any invention that the Executive can demonstrate through contemporaneous written records: (i) was developed entirely on the Executive’s own time and effort without using the Company’s equipment, supplies, facilities, trade secrets or confidential information or other Company Property; (ii) does not relate to the business of the Company or to the Company’s actual or anticipated research and development activities; and (iii) did not result from any work performed by the Executive for the Company. The obligations of the Executive under this Section 6.05 shall continue beyond the termination of the Executive’s employment with respect to Inventions.
6.06.    Pre-Existing Intellectual Property. Executive has attached hereto as Exhibit B a complete list of all existing inventions (including patents and patent applications) and works of authorship (including publications) to which Executive claims ownership (whether partial or in its entirety) as of the date of this agreement and which relate, directly or indirectly, to Company’s existing or proposed business, products, or research and development activities (the “Pre-Existing Intellectual Property”). If no list is attached to this Agreement, Executive represents and warrants that there is no such Pre-Existing Intellectual Property. Executive will inform Company in writing, and obtain Company’s express written permission, before incorporating any Pre-Existing Intellectual Property into any
Invention or otherwise utilizing such Pre-Existing Intellectual Property in the course of Executive’s employment with the Company. To the extent any Invention includes, is based on, or is a derivative or improvement of, or cannot reasonably be made, used, imported, sold, reproduced, distributed, modified, adapted, displayed, performed or otherwise exploited without using or violating any Pre-Existing Intellectual Property or any other intellectual property rights that Executive owns or controls that have not been assigned hereunder, Executive hereby grants to Company a worldwide, royalty-free, fully paid-up, perpetual, irrevocable, transferable, non-exclusive right and license (with the right to sublicense through multiple tiers) to exploit and exercise all such Pre-Existing Intellectual Property and other intellectual property rights in connection with such Invention.
6.07.    Other Promises and Covenants.
a)    During Executive’s employment with Company and for a period of 12 months following termination of employment for any reason (the “Non-Competition Period”), Executive shall not either directly or indirectly, on Executive’s own or another’s behalf, engage in or assist others in any of the following activities (except on behalf of Company):
(1)    (whether as principal, agent, partner or otherwise) engage in, own, manage, operate, control, finance, invest in, participate in, or otherwise carry on, or be employed by, associated with, or in any manner connected with, lend such Executive’s name to, lend Executive’s credit to, or render services or advice to a Competing Business anywhere in the Geographic Area;
(2)    provide or develop any products, technology or services that are the same or Substantially Similar to the products, technology and services provided or developed by the Company or any of its Affiliates;
(3)    induce or attempt to induce any customer, agent, supplier, licensee, or business relation of the Company or any of its Affiliates to cease doing business with the Company or any of its Affiliates, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Company or any of its Affiliates or the Goodwill of the Company; or
(4)    on behalf of a Competing Business, solicit or attempt to solicit the business or patronage of any Person who is a customer or agent of the Company or any of its Affiliates, whether or not Executive had personal contact with such Person;
provided, however, that nothing set forth in this Section 6.06(a) shall prohibit Executive from owning, as a passive investment, not in excess of [five percent (5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or reported on the Nasdaq Stock Market
b)    During Executive’s employment with Company and for a period of 12 months following termination of employment for any reason (the “Non-Solicitation Period”), Executive shall not either directly or indirectly, on Executive’s own or another’s behalf, engage in or assist others in any of the following activities:
(1)    solicit, encourage, or take any other action which is intended to induce any employee, independent contractor or agent of the Company or any of its Affiliates to terminate employment or other business relationship with the Company or such Affiliate;
(2)    in any way interfere in any manner with the employment or other business relationship between the Company and/or any of its Affiliates, on the one hand, and any employee, independent contractor or agent of the Company or such Affiliate, on the other hand; or

(3)    employ, or otherwise engage as an employee, independent contractor or otherwise, any individual who was an employee or was otherwise affiliated with the Company or any of its Affiliates from the period beginning one year prior to Executive’s last day of employment and continuing through the expiration of the Non-Solicitation Period.
6.08.    Definitions. For purposes hereof:
a)    “Affiliate” means, with respect to any Entity, any Entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or under common control with, such Entity.
b)    “Company Business” means the research, development, testing and/or marketing/sales of pharmaceutical products or processes that are, rely on, target or rely upon (a) monoclonal antibodies directed against HER2 or B7-H3, (b) any bi-specific or multi-specific antibody-based protein targeting any of the Company’s product candidates that are in active clinical development (meaning that an IND has been filed and accepted by the FDA or EMA with respect to that product candidate and the Company is developing the protocol, enrolling sites or patients or analyzing patients with respect to a human clinical trial for such product candidate), or (c) any target or combination of targets that is the subject of pre-clinical research and for which the Company intends to file an IND for a product candidate with such specificity or specificities in the 24 months following Termination.
c)    “Competing Business” means any other Entity engaged in the Company Business, other than the Company and its Affiliates.
d)    “Entity” means and includes any person, partnership, association, corporation, limited liability company, trust, unincorporated organization or any other business entity or enterprise.
e)    “Geographic Area” mean those states in which the Company or any of its Affiliates conducts business or in which its products are being sold or marketed at the time of the termination of Executive’s employment.
f)    “Goodwill” means the value of the relationships between the Company and its agents, customers, vendors, labs, and employees.
g)    “Person” means any Entity or individual.
h)    “Substantially Similar” means substantially similar in function or capability or otherwise competitive to the products or services being developed, manufactured or sold by the Company during and/or at the end of Executive’s employment, or are marketed to substantially the same type of user or customer as that to which the products and services of the Company are marketed or proposed to be marketed.
6.09.    Acknowledgements Regarding Other Promises and Covenants. With regard to the promises and covenants set forth herein, Executive acknowledges and agrees that:

a)    the restrictions are ancillary to an otherwise enforceable agreement including the provisions of this Agreement regarding the disclosure, ownership and use of the Confidential Information and Goodwill of Company;
b)    the limitations as to time, geographical area, and scope of activity to be restricted are reasonable and acceptable to Executive, and do not impose any greater restraint than is reasonably necessary to protect the Goodwill and other legitimate business interests of Company;
c)    the performance by Executive, and the enforcement by Company, of such promises and covenants will cause no undue hardship on Executive; and
d)    Executive will play a key business role for the Company in which Executive will have access to the Company’s Confidential Information and Goodwill;
e)    the time periods covered by the promises and covenants will not include any period(s) of violation of, or any period(s) of time required for litigation brought by Company to enforce any such promise or covenant, it being understood that the extension of time provided in this paragraph may not exceed two (2) years.
6.10.    Duty to Give Notice of Agreement. During employment by Company and the period of any post-employment obligation applicable hereunder, Executive shall provide written notice to any prospective employer of Executive’s obligations under this Agreement and shall provide to it a true copy of Section 6 of this Agreement before accepting employment with such prospective employer.
6.11.    Independent Elements. The parties acknowledge that the promises and covenants contained in Section 6 above are essential independent elements of this Agreement and that, but for Executive agreeing to comply with them, Company would not employ Executive. Accordingly, the existence or assertion of any claim by Executive against Company, whether based on this Agreement or otherwise, shall not operate as a defense to Company’s enforcement of the promises and covenants in Section 6. An alleged or actual breach of the Agreement by Company will not be a defense to enforcement of any such promise or covenant, or other obligations of Executive to Company. The promises and covenants in Section 6 will remain in full force and effect whether Executive is terminated by Company or voluntarily resigns.
6.12.    Remedies for Breach of Agreement. Executive acknowledges that Executive’s breach of any promise or covenant contained in Section 6 will result in irreparable injury to Company and that Company’s remedies at law for such a breach will be inadequate. Accordingly, Executive agrees and consents that Company, in addition to all other remedies available at law and in equity, shall be entitled to both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Executive of any such promise or covenant, and Executive waives the requirement of the posting of any bond in connection with such injunctive relief. Executive further acknowledges and agrees that the promises and covenants contained in Section 6 are enforceable, reasonable, and valid.
7.    Directors and Officers Insurance. The Company shall cause Executive to be covered under a director and officer’s liability insurance policy that provides insurance coverage for Executive on substantially the same terms and conditions as the other senior executives of the Company.

8.    Miscellaneous.
8.01.    Governing Law; Arbitration
a)    This Agreement is made under and shall be governed by and construed in accordance with the laws of Maryland, without regard to its conflicts of law principles.
b)    With respect to claims by the Company against Executive related to Executive’s threatened or actual breach of Section 6 of this Agreement, each Party hereby irrevocably agrees that all actions or proceedings concerning such disputes may be brought by the Company in (a) the United States District Court for the District of Maryland; or (b) in any court of the State of Maryland sitting in Montgomery County, provided that the United States District Court lacks subject matter jurisdiction over such action or proceeding. Executive consents to jurisdiction of and venue in the courts in the State of Maryland set forth in this Section, and hereby waives to the maximum extent permitted by applicable law any objection which Executive may have based on improper venue or forum non conveniens.
c)    Except to the extent provided for in subsection (b) above, the Company and Executive agree that any claim, dispute or controversy arising under or in connection with this Agreement, or otherwise in connection with Executive’s employment by the Company or termination of his employment (including any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company’s employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding, confidential, arbitration. The arbitration shall be held in Rockville, MD (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, including the Expedited Procedures. All fees and expenses of the arbitration, including a transcript if either requests them, shall be borne equally by the parties. Each party is responsible for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney’s fees are recoverable under law). In rendering a decision, the arbitrator shall apply all legal principles and standards that would govern if the dispute were being heard in court. This includes the availability of all remedies that the parties could obtain in court. In addition, all statutes of limitation and defenses that would be applicable in court, will apply to the arbitration proceeding. The decision of the arbitrator shall be set forth in writing and be binding and conclusive on all parties. Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Company or Executive improperly pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action.
8.02.    Entire Agreement. This Agreement and the documents referenced herein contain the entire agreement of the parties relating to the employment of Executive by Employer and the ancillary matters discussed herein and supersedes all prior agreements, negotiations and understandings with respect to such matters, including any term sheet between the parties hereto with respect to such matters, and the parties hereto have made no agreements, representations or warranties relating to such employment or ancillary matters which are not set forth herein. To the extent that work product, intellectual property rights, Inventions, Company Property and/or Company

Confidential Information are owned by the Company on the date hereof as a result of prior agreement or under law, this Agreement shall not derogate such ownership.
8.03.    Taxes and Withholding. All compensation and benefits will be subject to applicable taxes. Employer may withhold from any compensation and Benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling or as authorized by Executive.
8.04.    Golden Parachute Limit.  Notwithstanding any other provision of this Agreement, in the event that any portion of the Severance Benefits or any other payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however, that no such reduction in the Total Benefits shall be made if by not making such reduction, Executive’s Retained Amount (as hereinafter defined) would be more than ten percent (10%) greater than Executive’s Retained Amount if the Total Benefits are so reduced.  All determinations required to be made under this Section 8.04 shall be made by tax counsel selected by the Company and reasonably acceptable to Executive (“Tax Counsel”), which determinations shall be conclusive and binding on Executive and the Company absent manifest error.  All fees and expenses of Tax Counsel shall be borne solely by the Company.  Prior to any reduction in Executive’s Total Benefits pursuant to this Section 8.04, Tax Counsel shall provide Executive and the Company with a report setting forth its calculations and containing related supporting information.  In the event any such reduction is required, the Total Benefits shall be reduced in the following order: (i) the Severance Amount (in reverse order of payment), (iii) any other portion of the Total Benefits that are not subject to Section 409A of the Code (other than Total Benefits resulting from any accelerated vesting of equity awards), (iv) other Total Benefits that are subject to Section 409A of the Code in reverse order of payment, and (v) Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of any equity awards.  “Retained Amount” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Total Benefits net of all federal, state and local taxes imposed on Executive with respect thereto.
8.05.    Compliance With Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code (including the exceptions thereto), to the extent applicable, and shall be interpreted accordingly, but nothing in this Agreement shall transfer liability for any tax, including under Section 409A of the Code, from Executive to the Company or any other Person.  Notwithstanding anything to the contrary herein, for purposes of determining Executive’s entitlement to the Severance Benefits under Section 5 hereof, (a) Executive’s employment shall not be deemed to have terminated unless and until Executive incurs a “separation from service” as defined in Section 409A of the Code, and (b) the effective date of any termination or resignation of employment (or any similar term) shall be the effective date of Executive’s separation from service.  Reimbursement of any expenses provided for in this Agreement shall be made in accordance with the Company’s policies (as applicable) with respect thereto as in effect from time to time, provided that, with respect to taxable reimbursements, no reimbursement shall be paid later than the end of calendar year following the year such expenses were incurred) and in no event shall (i) the amount of expenses eligible for reimbursement hereunder during a taxable year affect the expenses eligible for reimbursement in any other taxable year or (ii) the right to reimbursement be subject to liquidation or exchange for another benefit.  Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2)

(payments to specified employees upon a separation from service) and Executive is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i)), such payment shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the later of (x) the date specified by the foregoing provisions of this Agreement or (y) the date that is six (6) months after the date of Executive’s separation from service (or, if earlier, the date of Executive’s death).  Any installment payments that are delayed pursuant to the provisions of this section shall be accumulated and paid in a lump sum on the first day of the seventh month following Executive’s separation from service (or, if earlier, upon Executive’s death) and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement.   To the extent permitted by Section 409A, each payment hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code. Notwithstanding anything to the contrary in Section 5, if the period during which the Executive has discretion to execute or revoke a release straddles two calendar years, the Company shall make the payments that are conditioned upon the release no earlier than January 1st of the second of such calendar years, regardless of which taxable year the Executive actually delivers the executed release to the Company.
8.06.    Amendments. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and signed by both Executive and Employer.
8.07.    Severability; Reformation. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable Law or rule, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby. If any provision of this Agreement is found invalid, illegal or unenforceable because it is too broad in scope, too lengthy in duration or violates any law or regulation, it shall be reformed by limiting its scope, limiting its duration or construing it to avoid such violation (as the case may be) while giving the greatest effect to the intent of the parties as is legally permissible.
8.08.    No Waiver. No waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the party against whom such waiver is sought to be enforced, and any such waiver shall be effective only in the specific instance and for the specific purpose for which given.
8.09.    Assignment; No Third Party Beneficiary. This Agreement is a personal service contract, and shall not be assignable by Executive. This Agreement shall be assignable by Employer to any successor to the business of Employer, without the written consent of Executive; provided, however, that the assignee or transferee is the successor to all or substantially all of the business assets of Employer and such assignee or transferee expressly assumes all the obligations, duties, and liabilities of Employer set forth in this Agreement. Any purported assignment of this Agreement in violation of this Section 8.09 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation hereunder.
8.10.    Counterparts; Facsimile Signatures. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart. A facsimile signature by any party on a counterpart of this Agreement shall be binding and effective for all purposes. Such party shall subsequently deliver to the other party an original, executed copy of this Agreement; provided, however, that a failure of such party to deliver an original, executed copy shall not invalidate Executive’s or its signature.
8.11.    Notices. All notices and other communications relating to this Agreement will be in writing and will be deemed to have been given when personally delivered, three (3) days following mailing by certified or registered mail, return receipt requested, and one (1) Business Day following delivery to a reliable overnight courier or immediately following transmission by electronic facsimile. All notices to Employer shall be addressed and delivered to:
MacroGenics, Inc.
9704 Medical Center Drive
Rockville, MD 20850
Attn: Chief Executive Officer

or to such other address and facsimile number as designated by Employer in a written notice to Executive. All notices to Executive shall be addressed and delivered to:
Stephen Eck, M.D.
xxxxxxxxxxxxxxxxxxxx
xxxxxxxxxxxxxxxxxxxx

or to such other address and facsimile number as Executive has designated in a written notice to Employer.
8.12.    Interpretation. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The words “include,” “includes” and “including,” when used in this Agreement, will be deemed to be followed by the phrase “but not limited to”.
8.13.    Cumulative Remedies. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies any party hereto may otherwise have.
8.14.    Expenses Relating to this Agreement. Each party shall pay its or Executive’s own expenses incident to the negotiation, preparation and execution of this Agreement.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, Executive and Employer have executed this Employment Agreement as of the date set forth in the first paragraph.

“EMPLOYER”

MacroGenics, Inc.

By:

Date:

“EXECUTIVE”

Date:

EXHIBIT A

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
[REDACTED]

EXHIBIT B
LIST OF PRE-EXISTING INTELLECTUAL PROPERTY

[REDACTED]

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